Calculation of Filing Fee Tables
S-8
HCA Healthcare, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $.01 par value per share	Other	13,150,000	$ 362.41	$ 4,765,691,500.00	0.0001531	$ 729,627.37
Total Offering Amounts:						$ 4,765,691,500.00		$ 729,627.37
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 729,627.37
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share ("Common Stock"), of HCA Healthcare, Inc. (the "Registrant") that become issuable under the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and Its Affiliates, as amended (the "2020 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant. (2) Represents 13,150,000 shares of the Registrant's Common Stock that may be issued pursuant to the 2020 Plan. (3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $362.41 per share, which is the average of the high and low prices of the Registrant's common stock as reported on the New York Stock Exchange on June 16, 2025.